Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan, the 2012 Employee Stock Purchase Plan, the 2005 Stock Plan, as amended and the Non-Plan Stock Option Agreements of Workday, Inc. of our report dated June 28, 2012, with respect to the consolidated financial statements of Workday, Inc. included in its Registration Statement (Form S-1 No. 333-183640) and related Prospectus of Workday, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

October 12, 2012